Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information contact:                                                                                                                        O'Reilly Autmotive, Inc

Greg Henslee or Tom McFall

(417) 862-3333

Wilkinson Brimmer Katcher

Joele Frank, Kelly Sullivan or Ed Trissel

(212) 355-4449

O’REILLY AUTOMOTIVE, INC., REPORTS FOURTH QUARTER 2007 EARNINGS

7.7% INCREASE IN 2007 EARNINGS PER SHARE

8.9% INCREASE IN 2007 NET INCOME

Springfield, MO, February 19, 2008 -- O’Reilly Automotive, Inc. (“O’Reilly” or “the Company”) (Nasdaq: ORLY) today announced revenues and earnings for the fourth quarter and year ended December 31, 2007, representing 15 consecutive years of record revenues and earnings and positive comparable store sales increases for O’Reilly since becoming a public company in April 1993.

Sales for the fourth quarter ended December 31, 2007, totaled $604 million, up 8.2% from $558 million for the same period a year ago. Gross profit for the fourth quarter ended December 31, 2007, increased to $270 million (or 44.7% of sales) from $249 million (or 44.6% of sales) for the same period a year ago, representing an increase of 8.5%. Operating, selling, general and administrative (“OSG&A”) expenses for the fourth quarter of 2007 increased to $207 million (or 34.2% of sales) from $185 million (or 33.1% of sales) for the same period a year ago, representing an increase of 11.7%.

Net income for the fourth quarter ended December 31, 2007, totaled $40.6 million, up 0.6% from $40.4 million for the same period in 2006. Diluted earnings per common share for the fourth quarter ended December 31, 2007 were even at $0.35 on 116.3 million shares versus $0.35 a year ago on 115.4 million shares.

For the year ended December 31, 2007, sales increased $239 million, or 10.5%, to $2.52 billion from $2.28 billion for the year ended December 31, 2006. Gross profit for the year ended December 31, 2007, increased to $1.12 billion (or 44.4% of sales) from $1.01 billion (or 44.1% of sales) for the year ended December 31, 2006, representing an increase of 11.3%. OSG&A expenses for the year ended December 31, 2007, increased to $815 million (or 32.3% of sales) from $724 million (or 31.7% of sales) for the year ended December 31, 2006, representing an increase of 12.6%.

Net income for the year ended December 31, 2007, totaled $194.0 million, up 8.9% from $178.1 million for the year ended December 31, 2006. Diluted earnings per common share for the year ended December 31, 2007, increased 7.7% to $1.67 on 116.1 million shares versus $1.55 a year ago on 115.1 million shares.

Comparable store sales for stores open at least one year increased 2.1% and 3.7% for the fourth quarter and year ended December 31, 2007, respectively, representing 59 quarters of positive comparable store sales results since O’Reilly became a public company in April 1993.

“We would like to thank every member of Team O’Reilly for their hard work and dedication in 2007. We generated an 11.3% increase in gross profit through our continued focus on providing unparalleled service to all of our customers,” stated CEO and Co-President Greg Henslee. “In spite of a very challenging economic environment in 2007, we were able to increase net income by 8.9%. Our focus remains on customer service and gaining market share in new and existing markets. We look forward to all of the opportunities 2008 will present.”

Ted Wise, COO and Co-President, stated, "We added 56 new stores in the fourth quarter bringing us to a total of 190 for the year. We are very pleased with our marketing efforts during the year and will continue to build the O’Reilly brand through regional and local events during 2008. Team O’Reilly is more focused than ever on providing outstanding service to both Do-It-Yourself and Do-It-For-Me customers, and we will expand the O’Reilly culture to every market we enter in 2008.”

The Company will host a conference call Wednesday, February 20, 2008, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s web site, www.oreillyauto.com, by clicking on “Investor Relations” then “News Room.”

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O’Reilly family, the Company operated 1,830 stores in the states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Minnesota, Mississippi, Missouri, Montana, Nebraska, North Carolina, North Dakota, Ohio, Oklahoma, South Carolina, South Dakota, Tennessee, Texas, Virginia, Wisconsin and Wyoming as of December 31, 2007.

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the Risk Factors sections of the Company’s Form 10-K for the year ended December 31, 2006, for more details.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2007	December 31, 2006
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$47,555	$29,903
Accounts receivable, net	84,242	81,048
Amounts receivable from vendors	48,263	47,790
Inventory	881,761	812,938
Other current assets	40,483	28,997
Total current assets	1,102,304	1,000,676

Property and equipment, at cost	1,479,779	1,214,854
Accumulated depreciation and amortization	389,619	331,759
Net property and equipment	1,090,160	883,095

Notes receivable, less current portion	25,437	30,288
Goodwill	50,447	49,065
Other assets	11,389	14,372
Total assets	$2,279,737	$1,977,496

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$380,683	$318,404
Self insurance reserve	29,967	31,084
Accrued payroll	23,739	21,171
Accrued benefits and withholdings	13,496	12,948
Deferred income taxes	6,235	5,779
Other current liabilities	49,536	44,089
Current portion of long-term debt	25,320	309
Total current liabilities	528,976	433,784

Long-term debt, less current portion	75,149	110,170
Deferred income taxes	27,241	38,171
Other liabilities	55,894	31,275

Shareholders' equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares – 115,260,564 at December 31, 2007, and
113,929,327 at December 31, 2006	1,153	1,139
Additional paid-in capital	441,731	400,552
Retained earnings	1,156,393	962,405
Accumulated other comprehensive loss	(6,800)	--
Total shareholders’ equity	1,592,477	1,364,096
Total liabilities and shareholders’ equity	$2,279,737	$1,977,496

Note: The balance sheet at December 31, 2006, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)	(Note)	(Unaudited)	(Note)

Sales	$604,288	$558,332	$2,522,319	$2,283,222
Cost of goods sold, including warehouse and distribution expenses	333,995	309,303	1,401,859	1,276,511

Gross profit	270,293	249,029	1,120,460	1,006,711
Operating, selling, general and administrative expenses	206,608	185,000	815,309	724,396

Operating income	63,685	64,029	305,151	282,315
Other income (expense), net	810	(32)	2,337	(50)

Income before income taxes	64,495	63,997	307,488	282,265
Provision for income taxes	23,900	23,645	113,500	104,180

Net income	$40,595	$40,352	$193,988	$178,085

Net income per common share	$0.35	$0.35	$1.69	$1.57

Net income per common share – assuming dilution	$0.35	$0.35	$1.67	$1.55

Weighted-average common shares outstanding	115,147	113,755	114,667	113,253
Adjusted weighted-average common shares outstanding – assuming dilution	116,349	115,430	116,080	115,119

Note: The income statement for the year ended December 31, 2006, has been derived from the audited consolidated financial statements but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

	December 31,
	2007	2006

Inventory turnover (1)	1.6	1.6
Inventory turnover, net of payables (2)	3.0	2.8

AP to inventory (3)	43.2%	39.2%
Debt-to-capital (4)	5.9%	7.5%
Return on equity (5)	12.8%	13.8%
Return on assets (6)	8.8%	9.3%

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007		2006
Other Information (in thousands):
Capital Expenditures	$63,025	$54,004		$282,655		$228,871
Depreciation and Amortization	$22,127	$17,563		$78,943		$64,938
Interest Expense	$1,154	$970		$3,723		$4,322
Lease and Rental Expense	$14,341	$13,331		$56,130		$50,138
			$		$
Sales per weighted-average square foot (7)	$48.64	$50.30		$212.03		$215.30

Sales per weighted-average store (in thousands) (8)	$330	$337		$1,430		$1,439
Square footage (in thousands)				12,439		11,004

Store count:
New stores, net (9)	56	44		190		170
Total stores				1,830		1,640

Total employment				23,576		21,920

(1)    Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the numerator.

(2)    Calculated as cost of sales for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the numerator.

(3)    Accounts payable divided by inventory.

(4)    The sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders’ equity.

(5)    Last 12 months net income divided by average shareholders’ equity. Average shareholders’ equity is calculated as the average of shareholders’ equity for the trailing four quarters used in determining the numerator.

(6)    Last 12 months net income divided by average total assets. Average total assets is calculated as the average total assets for the trailing four quarters used in determining the numerator.

(7)    Total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot is weighted to consider the approximate dates of store openings or expansions.

(8)    Total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store is weighted to consider the approximate dates of store openings or expansions.

(9)    New stores, net for the year ended December 31, 2007 reflects the closing of 2 stores during the second quarter of 2007. There were no store closings in 2006.